                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF ASIAINFO HOLDINGS, INC.


                                            NAME UNDER WHICH THE SUBSIDIARY     STATE OR OTHER JURISDICTION OF
                SUBSIDIARY                           DOES BUSINESS                     INCORPORATION
                ----------                           -------------                     -------------
AsiaInfo Technologies (China), Inc.              AsiaInfo Technologies            People's Republic of China

Guangdong Wangying Information Technology        Wangying                         People's Republic of China
Co. Ltd.

MarSec Holdings, Inc.                            MarSec                           Cayman Islands

MarSec Systems, Inc.                             MarSec                           People's Republic of China




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